Exhibit 6.4

REVOLVING LINE OF CREDIT AGREEMENT

BETWEEN

GS CAPITAL PARTNERS, LLC

and

INNERSCOPE HEARING TECHNOLOGIES, INC

October 3, 2022

REVOLVING LINE OF CREDIT AGREEMENT

I
PARTIES

THIS REVOLVING LINE OF CREDIT AGREEMENT (the "Agreement") is entered into effective as of the 3rd day of October, 2022 (the "Effective Date"), by and between GS Capital Partners, LLC, a Nevada Limited Liability Company ("Lender"); **and**, Innerscope Hearing Technologies, Inc, a Nevada corporation ("Borrower"). Lender and Borrower are sometimes referred to collectively herein as the "Parties", and each individually as a "Party".

II
RECITALS

A. Borrower desires that Lender make available to Borrower credit in the form of loans under this Agreement (each, a "Loan") in an amount not exceed Three Million Dollars ($3,000,000).

B. Lender is willing to make the Loans subject to the covenants, terms, and conditions set forth in this Agreement and the Loan Documents (as defined in Article III, below).

C. Lender represents that it has adequate capital to fund the Loans in accordance with the Loan Documents.

D. **NOW, THEREFORE,** in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III
DEFINED TERMS AND INTERPRETATION

3.1 **Definitions**. The following capitalized terms shall have the respective meanings specified in this Article III. Other terms defined elsewhere herein shall have meanings so given them.

Advance. "Advance" means an advance of funds under the Loan pursuant to this Agreement.

Affiliate. "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

Lender Expenses. "Lender Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; audit fees not to exceed $20,000; as well as Lender's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

Change in Control. "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the lesser of (i) fifty one percent (51%) of Borrower's stock entitled to vote; or, (ii) a sufficient number of shares, of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

Commitment Term. "Commitment Term" means that period during which Loan may be disbursed under this Agreement, which is a period commencing on the Effective Date and expiring October 3, 2025

.

Credit Extension. "Credit Extension" means each Advance or any other extension of credit by Lender for the benefit of Borrower hereunder.

Credit Limit. "Credit Limit" means Three Million Dollars ($3,000,000) of principal.

Event of Default. "Event of Default" has the meaning assigned in Section 11.1.

Financial Statements. "Financial Statements" means balance sheets, income statements, reconciliations of capital structure, statements of sources and applications of funds, and true and complete copies of income tax returns (bearing the original signature of the relevant taxpayer), all prepared in accordance with GAAP.

Indebtedness. "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) and all other monetary obligations of any kind, whether not contingent.

Insolvency Proceeding. "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors under State or Federal law, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

IRC. "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Lien. "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

Loan Documents. "Loan Documents" means, collectively, this Agreement, the Note, and all such other instruments, agreements, and documents as Lender may reasonably require in connection with or as evidence of the Loan, all as amended or extended from time-to-time.

Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on (i) the business, operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; or, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

Note. "Note" means the Promissory Note of even date herewith, in the face amount of the Loan, executed by Borrower in favor of and payable to Lender, or order, which shall be in form and content satisfactory to the Parties, in their reasonable discretion, as the same may be amended, modified and/or supplemented from time-to-time.

Obligations. "Obligations" means all debt, principal, interest, Lender Expenses, and all other amounts owed to Lender by Borrower pursuant to this Agreement or any of the Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

SEC Filings. "SEC Filings" means all filings made by Borrower with Securities and Exchange Commission and posted on the Edgar and or the OTC Markets portal, in compliance with the rules and regulations of the Securities and Exchange Commission.

Permitted Indebtedness. "Permitted Indebtedness" means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; and, (ii) Indebtedness existing on the Closing Date and disclosed in the SEC Filings.

Permitted Liens. "Permitted Liens" means the following: (i) Any Liens existing on the Closing Date and disclosed in the SEC Filings, or arising under this Agreement or the other Loan Documents; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; and, (iii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (ii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

Person. "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

Responsible Officer. "Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer of Borrower.

Request for Advance. "Request for Advance" means each written request for an Advance under this Agreement prepared and delivered by Borrower to Lender in the form and with the information requested by Lender, which request shall be deemed to constitute Borrower's representation and warranty to Lender that all conditions to the Advance therein requested have been satisfied.

Subsidiary. "Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

3.2. **Accounting Terms and Determinations**. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied. When used herein, the term "financial statements" shall include the notes and schedules attached thereto. The term "GAAP" means generally accepted accounting principles consistently applied as in effect from time-to-time.

3.3 **Interpretation**.

3.3.1. **Provision Not Construed Against Party Drafting Agreement**. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

3.3.2. **Agreement Provisions, Exhibits, and Schedules**. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, or Schedule, such reference shall be to said item of this Agreement unless otherwise indicated. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

3.3.3. **Entire Agreement**. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes (i) any and all

prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein; and, (ii) any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

3.3.4. **Severability**. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

3.3.5. **Successors and Assigns**. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions, and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

3.3.6. **Time**. All Parties agree that time is of the essence as to this Agreement.

3.3.7. **Governing Law**. This Agreement shall be governed by the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Courts of Washoe County or Clark County, shall be the sole jurisdiction and venue for the bringing of such action.

3.4 **Additional Definitions and Interpretation Provisions**. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words "hereof", "herein", "hereunder", and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to "Dollars" or "$" shall be construed as being United States Dollars; (vi) the term "including" is not limiting and means "including without limitation"; and, (vii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

IV
LOAN AND CERTAIN TERMS

4.1 **General Provisions of the Loan**.

4.1.1. **Availability**. Subject to and upon the covenants, terms, and conditions of this Agreement, Lender agrees to establish and make available to Borrower an aggregate outstanding amount not to exceed the total principal amount of THREE MILLION DOLLARS ($3,000,000). Upon the request of Borrower, in the form of a Request for Advance, made at any time and from time to time during the Commitment Term, and so long as there is no Event of Default continuing beyond any applicable grace and/or notice period under the Loan Documents, Lender shall make Advances to Borrower, subject to the covenants, terms and conditions of the Loan Documents. However, Lender shall not be obligated to make Advances to Borrower whenever the aggregate principal amount of all Advances outstanding at any time exceeds or would exceed, at any one time, the Credit Limit. Borrower shall repay Advances and obtain new Advances within the Credit Limit, subject to the provisions of this Agreement, provided such Request for Advances are submitted to Lender prior to the expiration of the Commitment Term. The Loan is generally referred to as a *revolving line of credit* providing for Advances. During the Commitment Term, Borrower shall be obligated to repay principal and interest, and may reborrow amounts, all provided for hereunder. Borrower agrees not to permit the outstanding principal balance of Advances to exceed the Credit Limit.

4.1.2. **Limitations**. In no event shall (i) any single Request for Advance exceed Two Hundred Fifty Thousand Dollars ($250,000); and, (ii) the total amount of Advances in any consecutive 30-day period exceed Five Hundred Thousand Dollars ($500,000).

4.1.3. **Use of Proceeds**. The proceeds of each Advance will be used by Borrower solely for the purposes specified in this Agreement. Borrower shall use the proceeds of each Advance for general corporate purposes, which in no event shall include any of the following, each of which is expressly prohibited hereunder:

(a) as a loan, advance, or other credit payment to any person, including, without limitation, any officer, director, employee, or officer of Borrower or Affiliate of Borrower.

(b) to redeem, repurchase, or otherwise acquire in any one transaction or series of related transactions any issued and outstanding shares of capital stock of Borrower;

(c) to pay any dividends or make any distribution in respect of the issued outstanding shares of capital stock of Borrower; or

(d) to pay any bonuses or any accrued and unpaid compensation of any kind to any employee, officer, or director of Borrower.

4.1.4. **Funding of the Loan**. All Advances under the Loan shall be delivered in accordance with the terms and conditions of this Agreement and the Loan Documents.

4.1.5. **Advances**. Borrower may request Advances of all or any portion of the Loan during the Term of this Agreement, and Lender shall provide the funds under each such Advance so long as all other terms and conditions of this Agreement are satisfied. Advances may be made in any amount so long as the total amount of all outstanding Advances do not exceed the total of the Credit Limit.

4.1.6. **Advance Request**. Borrower may request an Advance by executing and delivering an Advance Request to Lender dated as of the date of that Advance Request. An Advance Request shall be delivered in the form attached hereto as Exhibit 4.1.6. If Lender makes a preliminary determination in Lender's reasonable opinion that the requested Advance does not satisfy any of the conditions precedent set forth in this Agreement, Lender shall have no obligation to make the requested Advance. Otherwise, Lender shall promptly make such Advance. Borrower shall have no right to borrow on or after the end of the Commitment Term. Borrower may request Advances as needed based on and subject to all terms and conditions of this Agreement.

4.2 **Interest Rates, Payments, and Calculations**.

4.2.1. **Interest Rate and Original Issue Discount**. Except as otherwise set forth herein, each Advance shall bear interest at a fixed rate equal to eight percent (8%) per annum, calculated on the basis of a 360-day year and the actual number of days elapsed. In addition, each Advance shall have an original issue discount of 8% added to the principal amount of the Advance to be repaid. By way of example, a $200,000 Advance shall result in the issuance of a $216,000 Note. Nothing contained herein shall be deemed to require the payment of interest at a rate in excess of the maximum rate permitted by applicable law. In the event that the amount required to be paid hereunder for any calendar month exceeds the maximum rate permitted by law, such amounts shall be automatically reduced for such month to the maximum rate permitted by applicable law; and

4.2.2. **Late Fee; Default Rate**. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) four percent (4%) of the amount of such unpaid amount; or, (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, automatically, from and after the occurrence and during the continuance of an Event of Default (unless waived in writing by Lender), at a rate equal to the maximum rate allowed under applicable law.

4.2.3. Payment Date. All Advances and all other amounts due on the Advances shall be due and payable on the first annual anniversary of the Advance Date, unless earlier as provided for herein or upon an Event of Default. Interest on each Advance shall be due on the first day of each month following the Advance Date.

4.2.4. **Prepayment**. Borrower may prepay any portion of the Advances in whole or in part, without penalty, all in accordance with the terms and conditions of this Agreement.

4.2.5. **Payments**.

(a) All amounts payable by Borrower under this Agreement will be paid without set-off or counterclaim, and without any deductions or withholdings whatsoever.

(b) **Reserved**

(c) Subject to the provisions hereof, all payments received by Lender on account of the Obligations will be applied first in payment of outstanding interest and secondly in reduction of the principal balance of the Loan then outstanding. If any payment is received at any time while an Event of Default remains outstanding or after demand has been made for the repayment of the Obligations, Lender may appropriate such payment to such part or parts of Borrower's Obligations as Lender in its sole discretion may determine and Lender may from time to time revoke and change any such appropriation.

(d) Notwithstanding anything in this Agreement to the contrary, any payment of principal of or interest on the Loan that is due on a date other than a business day will be made on the next succeeding business day. If the date for any payment on the Loan is extended to the next succeeding business day by reason of the preceding sentence, the period of such extension will not be included in the computation of the interest payable on such business day.

4.2.6. **Books of Account**. Lender is hereby authorized to open and maintain books of account and other books and records evidencing all advances under the Loan, interest accruing thereon, fees, charges, and other amounts from time to time charged to Borrower under the Loan Documents; and, amounts from time-to-time owing, paid, or repaid by Borrower under this Agreement. All such books, accounts, and records will constitute prima facie evidence of the amount owing by Borrower under the Loan Documents; but the failure to make any entry or recording in such books, accounts, and records will not limit or otherwise affect the obligations of Borrower under the Loan Documents.

4.3 **Other Loan Fees**.

4.3.1. **Lender Expenses**. All Lender Expenses in an agreed amount of $20,000 incurred prior to the Closing Date shall be deducted from the first Advance.

4.3.2. **Additional Costs**. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of Lender or any other governmental authority (whether or not having the force of law):

(a) subjects Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Lender imposed by the United States of America or any political subdivision thereof);

(b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Lender; or

(c) imposes upon Lender any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Lender, reduce the income receivable by Lender or impose any expense upon Lender with respect to the Obligations, Lender shall notify Borrower thereof. Borrower agrees to pay to Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Lender of a statement of the amount and setting forth Lender's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

4.4 **Term**. This Agreement shall become effective on the Closing Date and, unless terminated earlier as provided for herein, shall continue in full force and effect for so long as any Obligations remain outstanding. However, Lender shall be required to make Advances hereunder for no longer than the Commitment Term. Lender shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

4.5 **Acceleration**. Immediately upon the occurrence of any Event of Default and during any continuance thereof, Lender may declare the Loan, all interest thereon, and all other amounts and obligations payable, to be forthwith due and payable to Lender, or may take any other action as provided in Section 11.2, below.

4.6 **Conditions of the Loan**. The obligation of Lender to make any Advance is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) This Agreement;

(b) The Note;

(c) A signed Advance Request; and

(d) Such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

V
NOTE

Upon execution of this Agreement, Borrower shall deliver to Lender an executed version of a promissory note in the form attached hereto as Exhibit V (the "Note"). The Note shall document all Advances and shall have terms and conditions in accordance with this Agreement.

VI
REPRESENTATION AND WARRANTIES OF BORROWER

Borrower hereby represents and warrants to Lender as follows as of the Effective Date, the date any portion of the Loan is disbursed to Borrower, and each and every date during the term of the Loan, or any portion thereof, as the context admits or requires:

6.1 **Organization**. Borrower is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Borrower is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or

property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Borrower, taken as a whole; or, (iii) a material adverse effect on the ability of Borrower to perform in any material respect on a timely basis its obligations under any Transaction Document, and no Proceeding has been instituted in any such jurisdiction revoking, limiting, or curtailing or seeking to revoke, limit, or curtail such power and authority or qualification.

6.2 **Authorization**.

6.2.1. **Operation of Business**. Borrower has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

6.2.2 **Execution of Agreement**. Borrower has the requisite corporate power and authority and has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement and each of the Loan Documents to which it is a party, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery, and performance by Borrower of this Agreement, and each of the Loan Documents to which it is a party. This Agreement has been duly and validly executed and delivered by Borrower and constitutes the valid and binding obligations of Borrower, enforceable in accordance with the respective terms.

6.3 **Effect of Agreement**. As of the Closing, the consummation by Borrower of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement and the Loan Documents to which it is a party, will not:

(a) Violate any judgment, statute, law, code, act, order, writ, rule, ordinance, regulation, governmental consent or governmental requirement, or determination or decree of any arbitrator, court, or other governmental agency or administrative body, which now or at any time hereafter may be applicable to and enforceable against the relevant party, work, or activity in question or any part thereof (collectively, "Requirement of Law") applicable to or binding upon Borrower or any Receivable;

(b) Violate (i) the terms of the Articles of Incorporation or Bylaws of Borrower; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Borrower or to which Borrower is subject;

(c) Accelerate or constitute an event entitling the holder of any indebtedness of Borrower to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any Receivable (other than those in favor of Lender pursuant to the Loan Documents) or any other properties of Borrower under any agreement, commitment, contract (written or oral) or other instrument to which Borrower is a party, or by which any Receivable (or any part thereof) is bound or affected.

6.4 **Consents**. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of the Loan Documents and the performance of any obligations contemplated thereby.

6.5 **Litigation**. There are no actions, suits, proceedings or governmental investigations or inquiries pending, or to the best knowledge of Borrower, threatened against Borrower that could, if adversely determined, have a Material Adverse Effect on performance of any obligation contemplated in or under the Loan Documents.

6.6 **No Default or Violation**. To Borrower's knowledge, Borrower is not (i) in default under or in violation of any Requirement of Law, order, writ, judgment, injunction, decree, determination or award which could cause a material adverse impact to the financial condition of Borrower; or, (ii) under any obligation, agreement, instrument, loan, or indenture, whether to Lender or otherwise, or any lease which could cause a material adverse impact to the financial condition of Borrower. To Borrower's knowledge, no event has occurred and is continuing, or would result from the making of any Advance, which constitutes an Event of Default.

6.7 **Taxes**. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein (unless contested in good faith and for which adequate reserves under GAAP have been provided).

6.8 **Government Consents**. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of its business as currently conducted, except where the failure to obtain any such consent, approval, or authorization, to make any such declaration or filing, or to be given any such notice, would not be reasonably likely to have a Material Adverse Effect.

6.9 **No Burdensome Restrictions; No Defaults**.

(a) Borrower is not a party to any contractual obligation the compliance with which would have a Material Adverse Effect or the performance of which, either unconditionally or upon the happening of an event, will result in the creation of a lien on Borrower or any of its assets;

(b) No Event of Default or event which, with the lapse of time and/or notice, would become an Event of Default has occurred and is continuing; and

(c) There is no Requirement of Law the compliance with which by Borrower would have a Material Adverse Effect.

6.10 **Financial Statements**. All Financial Statements, tax returns, and other financial information of Borrower which constitute part of the SEC Filings fairly present the financial position of Borrower at the date of its preparation.

6.11 **Compliance with Environmental Laws**. To Borrower's knowledge, Borrower does not presently, and will not in the future, use, store, manufacture, generate, transport to or from, or dispose of any toxic substances, hazardous materials, hazardous wastes, radioactive materials, flammable explosives or related material on or in connection with any property or the business of Borrower on any property. To Borrower's knowledge, Borrower does not presently, and will not in the future, permit any lessee on any property to use, store, manufacture, generate, transport to or from, or dispose of any hazardous materials on or in connection with any property or the business on any property, except to the extent the foregoing are used in the ordinary course of business. "Hazardous materials," and "hazardous waste" shall include, but not be limited to, such substances, materials and wastes which are or become regulated under applicable Laws or which are classified as hazardous or toxic under applicable laws.

6.12 **Solvency**. Borrower is and shall continue to be able to pay its debts as they mature and the realizable value of its Assets is, and at all times that it may have obligations hereunder shall continue to be, sufficient to satisfy any and all obligations hereunder.

6.13 **Principal Place of Business**. If Borrower hereafter intends to move its principal place of business, it shall first give prior written notice to Lender of its intention so to move, the date that such move is anticipated, and its new address.

6.14 **Governmental Regulation**. Borrower is not subject to any Requirement of Law which regulates the incurring by Borrower of indebtedness.

6.15 **Full Disclosure**. No representation, warranty, or other statement made by Borrower in any certificate or written statement furnished to Lender directly or indirectly related to the Loan contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

VII
REPRESENTATIONS AND WARRANTIES OF LENDER

Lender hereby represents and warrants to Borrower as follows as of the Effective Date, the date any portion of the Loan is disbursed to Borrower, and each and every date during the term of the Loan, or any portion thereof, as the context admits or requires:

7.1 **Organization**. Lender is a Limited Liability Company, duly organized, validly existing, and in good standing under the laws of the State of Nevada.

7.2 **Authorization**.

7.2.1. **Operation of Business**. Lender has the requisite power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on his business as now being conducted.

7.2.2 **Execution of Agreement**. Lender has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement and each of the Loan Documents to which he is a party, as well as all transactions contemplated hereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery, and performance by Lender of this Agreement, and each of the Loan Documents to which he is a party. This Agreement has been duly and validly executed and delivered by Lender and constitutes the valid and binding obligations of Lender, enforceable in accordance with the respective terms.

7.3 **Effect of Agreement**. As of the Closing, the consummation by Lender of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement and the Loan Documents to which it is a party, will comply with all applicable law and will not violate any Requirement of Law applicable or binding upon Lender.

7.4 **No Burdensome Restrictions; No Defaults**.

(a) Lender is not a party to any contractual obligation the compliance with which would have a Material Adverse Effect or the performance of which, either unconditionally or upon the happening of an event, will result in its inability to timely perform its obligations hereunder and the Loan Documents to which it is a party; and

(b) There is no Requirement of Law the compliance with which by Lender would have a Material Adverse Effect.

7.5 **Ability to Fund**. Lender has sufficient assets and the financial ability to fund Loan in compliance with the terms and conditions of this Agreement.

7.6 **Investigation**. Lender has executed this Agreement based upon its own independent investigation and evaluation of Borrower, including, without limitation, its review of the SEC Filings. Lender is expressly not relying on any oral representations made by Borrower or any agent or representative of Borrower.

VIII
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that until full and complete satisfaction by Borrower of all Obligations, Borrower shall at all times do each and every one of the following:

8.1 **Good Standing**. Borrower shall maintain the corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law (as well as for each of Borrower's Subsidiaries). Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements necessary for the conduct of its business as conducted on the Closing Date.

8.2 **Compliance with Listing Standards**. Borrower shall continue to be current in its SEC Filings; satisfy all applicable listing standards of SEC Markets; and, be designated as a current information filer by SEC Markets.

8.3 **Financial Statements, Reports, Certificates**. Lender shall have the right to:

(a) Receive, as soon as made available in its SEC Filings, all financial statements contained therein; and

(b) Inspect, from time-to-time hereafter, Borrower's books and records so long as such inspection does not unreasonably interfere with the conduct of Borrower's business.

8.4 **Additional Reporting Requirements**. Borrower shall furnish to Lender:

(a) Promptly after the commencement thereof, notice of all legal actions, suits and proceedings before any domestic or foreign governmental authority or arbitrator, affecting Borrower, except those which in the aggregate, if adversely determined, would have no Material Adverse Effect; and

(b) Such other information respecting the financial condition of Borrower as Lender may from time-to-time reasonably request.

8.5 **Taxes**. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

8.6 **Further Assurances**. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement. However, this provision shall not require that any additional representations or warranties be

made, and Borrower shall not be required to incur any material expense or potential exposure to legal liability pursuant to this Section 8.6.

IX
NEGATIVE COVENANTS

Borrower covenants and agrees that until full and complete satisfaction by Borrower of all Obligations, Borrower shall at no time do any of the following except with the express written consent of Lender, in the sole and absolution discretion of Lender:

9.1 **Change in Business; Change in Control or Executive Office**. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control.

9.2 **Encumbrances**. Create, incur, assume, or suffer to exist any Lien on any Receivable, or assign or otherwise convey any right to any Receivable, or permit any of its Subsidiaries to do so, except for Permitted Liens.

9.3 **Distributions**. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement, or purchase of any capital stock, or permit any of its Subsidiaries to do so.

X
INDEMNIFICATION AND LIABILITY

10.1. **Borrower's Obligation**. Borrower hereby covenants and agrees that notwithstanding any investigation made at any time by or on behalf of Lender or any information Lender may have and regardless of the Closing of the Loan, Borrower shall indemnify Lender and its directors, officers, partners, affiliates, attorneys and each of their successors and assigns (each individually referred to herein as a "Lender Indemnified Party") and hold each harmless from, against and in respect of any and all costs (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of legal counsel) losses, claims, liabilities, fines, penalties, damages, demands, judgments, debts, obligations, causes of action and expenses (cumulatively referred to as the "Indemnified Claims") arising by reason of or in connection with any of the following:

(a) Any and all Indemnified Claims against a Lender Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise, arising out of the business of Borrower (whether known or unknown to Borrower or any Lender Indemnified Party);

(b) Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by Borrower in this Agreement, any other agreement referred to herein, any Exhibit or Schedule hereto, any of the Loan Documents, or any certificate, instrument or writing delivered in connection therewith;

(c) Any attempt (whether or not successful) by any person to cause or require a Lender Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Borrower;

(d) Any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 10.1. However, Borrower shall not be obligated to indemnify a Lender Indemnified Party and hold it harmless under this Section 10.1 with respect to any settlement of a claim to which Borrower has not consented, which consent shall not unreasonably be withheld;

(e) Any tax liabilities, and all interest, penalties, assessments and all other Indemnified Claims in respect thereof, arising out of the business of Borrower; and

(f) Any and all Indemnified Claims arising by reason of or in connection with any act or omission pursuant to, or in breach of this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Loan Documents, or any certificate, instrument or writing delivered in connection therewith, by Borrower.

10.2 **Right to Defend**. If the facts giving rise to any claim for indemnification under this Article X shall involve any actual claim or demand by any third person against an Lender Indemnified Party, then Borrower shall be entitled to notice of and entitled to (without prejudice to the right of any Lender Indemnified Party to participate at its own expense with counsel if its own choosing) defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Lender Indemnified Party would be materially prejudiced as a result of its failure to have received such notice. However, if the defendants in any action shall include both Borrower and an Lender Indemnified Party, and the Lender Indemnified Party shall have reasonably concluded that counsel selected by Borrower has a conflict of interest because of the availability of different or additional defenses to the Lender Indemnified Party, the Lender Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of Borrower. The Lender Indemnified Party shall cooperate fully in the defense of such claim and shall make available to Borrower pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article X, for all costs and expenses incurred by it in connection therewith.

10.3 **NON-LIABILITY OF LENDER**. Borrower acknowledges and agrees that by accepting or approving anything required to be observed, performed, fulfilled, or given to Lender pursuant to the Loan Documents, including any certificate, Financial Statement, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision, or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation to anyone with respect thereto by Lender. Lender shall in no way be liable for any acts or omissions of Borrower or Borrower's agents or employees.

XI
EVENTS OF DEFAULT; REMEDIES

11.1 **Events of Default**. Each of the following shall constitute an "Event of Default" by Borrower under this Agreement:

(a) Borrower shall fail to make any payment of principal or interest on any portion of the Loan or other amounts due under the Loan Documents on the date which such payment is due;

(b) Borrower shall violate or fail to perform any material term, provision, condition, covenant, or agreement of this Agreement or any of the Loan Documents or any other agreement by and between the Parties, and such failure shall continue for ten (10) days after the earlier of the date on which (i) Borrower becomes aware of such failure; or, (ii) written notice of such failure has been given to Borrower by Lender;

(c) Any representation or warranty of Borrower in any Loan Document shall prove to have been false in any material respect upon the date when made;

(d) Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (ii) be generally unable to pay its debts as such debts become due; (iii) make a general assignment for the benefit of its creditors; (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect); (v) file a petition seeking to take advantage of any other law of any jurisdiction relating to bankruptcy, insolvency, or composition or readjustment of debts; (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against Borrower in an involuntary case under the United States Bankruptcy Code, or (vii) take any action for the purpose of effecting any of the foregoing;

(e) If any portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(f) A proceeding or case shall be commenced, without the application or consent of Borrower, in any court of competent jurisdiction, seeking (i) the liquidation of the assets of Borrower, or the composition or readjustment of the debts of Borrower; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of the assets of Borrower; or (iii) similar relief in respect of Borrower under any law of any jurisdiction relating to bankruptcy, insolvency, or the composition or readjustment of debts, and such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) days; or an order for relief against Borrower shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar law of any jurisdiction;

(g) Borrower shall liquidate or dissolve;

(h) If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Twenty Five Thousand Dollars ($25,000), or that could have a Material Adverse Effect; or

(i) Any necessary approval or qualification of any governmental entity required in connection with any Loan Document or the transactions contemplated thereby shall be revoked, terminated, withdrawn, suspended, modified, withheld, or not renewed, which in Lender's judgment, would individually or in the aggregate have a Material Adverse Effect

(k) Borrower consummates any equity raise though the issuance of convertible securities of the sale of equity securities whether via private sale or through a registration statement or if the Borrower consummates and equity line of credit.,.

11.2 **Remedies upon Default**. Immediately upon the occurrence of any Event of Default and during the continuance thereof, Lender may declare the Loan, all interest thereon and all other amounts and obligations payable under any Loan Document to be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are expressly waived by Borrower. However, upon the occurrence of an Event of Default specified in subparagraph (d), (e), (f), or (g), above, the Loan, all such interest and all such amounts and obligations payable under any Loan Document shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower. In addition, in the event of a violation of subparagraph (k), above, all proceeds from such raise shall immediately be remitted to Lender to repay the outstanding balances due

XII
ADDITIONAL OBLIGATIONS AND AGREEMENTS

12.1 **Survival of Representations**. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Lender, as described in Section 10.1, shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

12.2 **Brokers**. Each Party represents and warrants that no other broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby and that no broker or finder is entitled to any brokerage or finder's fee or other commission. Each Party agrees to indemnify and hold harmless the other Party hereto with respect to any claim for any brokerage or finder's fee or other commission.

12.3 **Expenses**. Whether or not any Advances are made pursuant to the Loans, Borrower agrees to pay all costs and expenses in connection with the preparation, execution, delivery, administration, and enforcement of the Loan and the Loan Documents in an amount equal to $20,000.

12.4 **Not a Dealer**. Borrower hereby acknowledges and agrees that Lender is not a "dealer", as that term is defined under the Exchange Act, and under any actions, announcements, or rules issued or promulgated by the SEC, and that Lender has not (i) acted as an underwriter; (ii) acted as a market maker or specialist; (iii) acted as "de facto" market maker; or, (iv) conducted any other professional market activities such as providing investment advice, extending credit, or lending securities, in connection with Borrower, or to the best knowledge of Borrower, with any other person.

XIII
ADDITIONAL PROVISIONS

13.1 **Executed Counterparts**. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by Fax or by E-Mail, such signature shall create a valid and binding obligation of that Party (or on whose behalf such signature is executed) with the same force and effect as an original thereof. Any copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

13.2 **Enforcement**. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

13.3 **Waiver**. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

13.4 **Recovery of Fees by Prevailing Party**. In the event of any legal action (including arbitration) to enforce or interpret the provisions of this Agreement, the non-prevailing Party shall pay the reasonable attorneys' fees and other costs and expenses including expert witness fees of the prevailing Party in such amount as the court shall determine. In addition, such non-prevailing Party shall pay reasonable attorneys' fees incurred by the prevailing Party in enforcing, or on appeal from, a judgment in favor of the prevailing Party. The preceding sentence is intended by the Parties to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

13.5 **Recitals**. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

13.6 **Amendment**. This Agreement may be amended or modified only by a writing signed by all Parties.

13.7 **Assignability**. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

13.8 **Further Assurances.** Each Party agrees (i) to furnish upon request to each other Party such further information; (ii) to execute and deliver to each other Party such other documents; and, (iii) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions envisioned hereunder. However, this provision shall not require that any additional representations or warranties be made and no Party shall be required to incur any material expense or potential exposure to legal liability pursuant to this Section 13.8.

13.9 **Notices**.

13.9.1. **Method and Delivery**. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial over-night delivery service (such as Federal Express or UPS), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, 24-hours after transmission of same; (c) if by mail, 48-hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial over-night delivery service, upon such delivery.

13.9.2. **Consent to Electronic Transmission**. Each Party hereby expressly consents to the use of Electronic Transmission for communications and notices under this Agreement. For purposes of this Agreement, "Electronic Transmission" means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

13.9.3. **Address Changes**. Any party may alter the Fax number, E-Mail address, physical address, or postage address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in accordance with the provisions of this Section 13.9.

13.10 **Best Efforts**. Each Party shall cooperate in good faith with the other Parties generally, and in particular, the Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future. However, the obligations under this Section 13.10 shall not include any obligation to incur substantial expense or liability.

XIV
EXECUTION

IN WITNESS WHEREOF, this LOAN AGREEMENT has been duly executed by the Parties, and shall be effective as of and on the Closing Date. Each of the undersigned hereby represents and warrants that (i) the respective Party has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) the undersigned is duly authorized and empowered to execute and deliver this Agreement.

LENDER:

GS CAPITAL PARTNERS, LLC
a Nevada Limited Liability Company

BY: ___________________________
GABE SAYEGH, MANAGER

BORROWER:

INNERSCOPE HEARING TECHNOLOGIES, INC
a Nevada Corporation

BY: ___________________________
Matthew Moore, CEO

EXHIBIT 4.1.4.

ADVANCE REQUEST

TO: GS CAPITAL PARTNERS, LLC

The Advance Request is delivered pursuant to the terms of that certain Revolving Line of Credit Agreement dated the 3rd day of October, 2022 (the "Loan Agreement"). All capitalized terms in this Advance Request shall, unless otherwise specified herein, have the meaning given to them in the Loan Agreement.

The undersigned hereby requests an Advance on account of the Loan in the amount of Two Hundred Fifty Thousand Dollars ($ 250,000.00).

We hereby certify that as at the date of this Advance Request:

1. The Advance requested will be utilized solely for working capital and general corporate purposes, and not for any purpose otherwise prohibited under the Loan Documents;

2. No Event of Default has occurred and is outstanding;

3. The warranties and representations made by us in the Loan Documents are true and correct as of the date of this Advance Request; and

4. Each of the Loan Documents are true and correct as though made on and as of the date hereof;

Yours very truly,

INNERSCOPE HEARING TECHNOLOGIES, INC,
a Nevada Corporation

BY: [signature]

NAME: Matthew Moore

TITLE: CEO

DATED: 10-3-22

EXHIBIT V

NOTE